Exhibit 10(cc)-4

AMENDMENT NO. 3
TO
PPL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 2000, for certain of its employees; and
WHEREAS, the Plan was amended and restated effective July 1, 2003, and subsequently amended by Amendment No. 1 and 2; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.	Effective January 1, 2007, the following sections of Articles 2, 3 and 10 are amended to read:
2.	Definitions.
	(f)	"Cause" for Participant's Termination of Employment by PPL or an Affiliated Company means
		(1)	If a "Change in Control," as defined by the PPL Retirement Plan has occurred,
(A)
the willful and continued failure by Participant to substantially perform Participant's duties with PPL or an Affiliated Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness or, if applicable, any such actual or anticipated failure after the issuance of any “Notice of Termination for Good Reason” by the Participant pursuant to any severance agreement between Participant and PPL or an Affiliated Company) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or

			(B)	the willful engaging by Participant in conduct which is demonstrably and materially injurious to PPL or an Affiliated Company, monetarily or otherwise.
(C)
For purposes of Subsections (A) and (B) of this definition, (A) no act, or failure to act, on Participant's part shall be deemed "willful" unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's act, or failure to act, was in the best interest of PPL or the Affiliated Company, and (B) in the event of a dispute concerning the application of this provision, no claim by PPL or an Affiliated Company that Cause exists shall be given effect unless PPL or the Affiliated Company establishes to the Board by clear and convincing evidence that Cause exists.

(2)
If a "Change in Control," as defined by the PPL Retirement Plan, has not occurred, "Cause" means the Participant's Termination of Employment due to the willful violation of any PPL or an Affiliated Company policy (including PPL's Standards of Conduct and Integrity or any successor thereto), violation of any lawful direction of PPL or an Affiliated Company, gross negligence in the performance of duties, or commission of a felony.

(s)
"Years of Service" means the number of full and partial years used to calculate Participant's accrued benefit under the Retirement Plan, or which would be used to calculate an accrued benefit if the Participant were eligible to participate in the Retirement Plan but (1) excluding years prior to Participant's attainment of age 30, and (2) including service with any Affiliated Company prior to the Participant’s most recently becoming a Participant eligible under this Plan, provided such service would otherwise be counted under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company, and (3) including Supplemental Years of Service granted to the Participant as set forth in Appendix A. In the event of a "Change in Control," as defined by the PPL Retirement Plan, all Supplemental Years of Service granted to the Participant as set forth in Appendix A shall become Years of Service and Years of Vesting Service under the Plan, on a pro rata basis, as follows:

(1) For Supplemental Years of Service requiring a specified number of Years of Service, by multiplying the maximum number of Supplemental Years of Service by actual Years of Service divided by the specified number of Years of Service otherwise required.

(2) For Supplemental Years of Service requiring attainment of a specified age, by multiplying the maximum number of Supplemental Years of Service by actual Years of Service divided by the number of Years of Service that would have been attained if the Participant worked to the specified age.

(t)
"Year(s) of Vesting Service" means (1) the number of full years used to calculate Participant's vested interest in his accrued benefit under the Retirement Plan, or which would be used if eligible under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company, and (2) the number of Supplemental Years of Service, if any, that may have been granted to the Participant, as set forth in Appendix A. In the event of a "Change in Control," as defined by the PPL Retirement Plan, all Supplemental Years of Service granted to the Participant as set forth in Appendix A shall become Years of Service and Years of Vesting Service under the Plan, on a pro rata basis, as follows:

(1) For Supplemental Years of Service requiring a specified number of Years of Service, by multiplying the maximum number of Supplemental Years of Service by actual Years of Vesting Service divided by the specified number of Years of Service otherwise required.

(2) For Supplemental Years of Service requiring attainment of a specified age, by multiplying the maximum number of Supplemental Years of Service by actual Years of Vesting Service divided by the number of Years of Vesting Service that would have been attained if the Participant worked to the specified age.

3.	Benefit Eligibility.
(c)
Notwithstanding Section 3(a), in the event of a "Change in Control," as defined by the PPL Retirement Plan, all Participants shall be eligible for a Benefit, except for a Participant who has a Termination of Employment by PPL or an Affiliated Company for Cause.

10.
Termination or Amendment. The Board may, in its sole discretion, terminate and amend this Plan from time to time provided, however, that the Plan may not be terminated or amended to the prejudice or detriment of any Participant during the three (3) year period immediately following a Change in Control (as defined in the PPL Retirement Plan) (or, if later, thirty six (36) months from the consummation of the transaction giving rise to the Change in Control). Without limiting the generality of the foregoing, the proviso of the preceding sentence shall not, at any time or in any event, be amended or deleted. Subject to the foregoing, the CLC may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on the Participating Company to which it applies. No termination or amendment shall (without Participant's consent) alter Participant's right to monthly payments which have commenced prior to the effective date of such termination or amendment. No termination or amendment of this Plan shall reduce the vested accrued benefit of a Participant in any manner, as of the time such amendment or termination is effective. Notwithstanding the foregoing, if PPL is liquidated, the CLC shall cause the amounts due hereunder to be paid in one or more installments or upon such other terms and conditions and at such other time as the CLC determines to be just and equitable, but in no event later than the time such amounts would otherwise have been paid.

II.	Except as provided for in this Amendment No. 3, all other provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment No. 3 is executed this ____ day of __________________, 2007.

PPL SERVICES CORPORATION

By:______________________________
Ronald Schwarz
Vice President-Human Resources